Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265024

PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED JUNE 17, 2022)

1,500,000 Units Consisting of Shares of Common Stock and Warrants

Heart Test Laboratories, Inc.

This prospectus supplement updates and supplements the prospectus dated June 17, 2022, as previously updated and supplemented (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-265024). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on January 11, 2023.

The Prospectus and this prospectus supplement relate to the offer and sale by us of up to (i) 1,725,000 shares of our common stock, par value $0.001 per share (“Common Stock”), that may be issued upon the exercise of warrants (the “IPO Warrants”) to purchase shares of Common Stock that were issued on the closing date of our initial public offering and (ii) 105,000 shares of our Common Stock that may be issued upon the exercise of warrants to purchase shares of Common Stock that were issued to the underwriter in our initial public offering.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and IPO Warrants are listed on The Nasdaq Stock Market LLC under the symbols “HSCS” and “HSCSW,” respectively. On January 10, 2023, the closing price of our Common Stock was $0.81 per share and the closing price for our IPO Warrants was $0.28.

We are an “emerging growth company,” as defined under the Securities Act of 1933, as amended, and, as such, are subject to reduced public reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 20 of the Prospectus and beginning on page 32 of our Annual Report on Form 10-K filed with the SEC on July 29, 2022, as updated and supplemented by the section entitled “Risk Factors” and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2023

Heart Test Laboratories, Inc

(Exact name of Registrant as Specified in Its Charter)

Texas	001-41422	26-1344466
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Reserve Street, Suite 360
Southlake, Texas		76092
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 682 237-7781

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HSCS	The NASDAQ Stock Market LLC
Warrants	HSCSW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed in a Current Report on Form 8-K filed by Heart Test Laboratories, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on September 9, 2022 (the “Bridge Warrant Amendment 8-K”), the Company entered into Amendment No. 1 to the warrants to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issued in the Company’s private placement of securities pursuant to that certain Securities Purchase Agreement dated as of December 22, 2021 (the “SPA,” and such warrants issued thereunder, the “Bridge Warrants”). The Bridge Warrants were issued to the buyers under the SPA along with 8% secured subordinated convertible notes (the “Bridge Notes”), which subsequently converted into shares of Common Stock upon the Company’s initial public offering on June 15, 2022. As disclosed in the Bridge Warrant Amendment 8-K, an investor under the SPA (the “Investor”) was issued pre-funded warrants (the “Pre-Funded Warrants”) to purchase a total of 139,356 shares of Common Stock.

On January 10, 2023, the Investor exercised its Pre-Funded Warrants in full to acquire 139,356 shares of the Company’s Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share, for a total exercise price of $13.94.

The offer and resale by the Investor of the Pre-Funded Warrant Shares were registered (along with the offer and resale by the selling security holders of the shares of Common Stock issued upon conversion of the Bridge Notes and the shares of Common Stock issuable upon exercise of the Bridge Warrants) under a Registration Statement on Form S-1 (Registration No. 33-267388), as amended, that was declared effective by the SEC on October 7, 2022.

The Pre-Funded Warrant Shares are being issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEART TEST LABORATORIES, INC.

Date:	January 11, 2023	By:	/s/ Andrew Simpson
Andrew Simpson Chief Executive Officer